Exhibit 99.1

CONTACT:

Erica Wishner

Acorda Therapeutics

(914) 347-4300 ext. 162

ewishner@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Directors Stepping Down

HAWTHORNE, NY August 7, 2006 — Acorda Therapeutics® (Nasdaq: ACOR) today announced that John Friedman stepped down from its Board of Directors effective August 3, 2006. Mr. Friedman has been a member of Acorda’s Board of Directors since 2003. Mr. Friedman is the Managing Partner of Easton Hunt Capital Partners, L.P., a private investment firm that he founded in 1999.

“It has been my privilege to have worked with Acorda, and I have great respect for its management team,” said John Friedman. “I am looking forward to following the progress of the Company.”

Separately, the Company announced that three Directors whose terms were scheduled to end in 2006 will resign from the Board on September 19, 2006, the date of the Company’s next scheduled Board meeting.  The three directors are Standish M. Fleming, Managing Member, Forward Ventures, who has been a member of Acorda’s Board since 2004; Mark R.E. Pinney, Chief Financial Officer and Chief Privacy Officer of Takoda Systems, Inc., who has been a member of Acorda’s Board since 1995; and, Michael Steinmetz, Managing Director at Clarus Ventures LLC, who has been a member of Acorda’s Board since 1999.

Ron Cohen, Acorda’s Chief Executive Officer, said “We deeply appreciate the years of dedicated service that each of our retiring Directors has given the Company.  They have contributed significantly to the Company’s growth and achievement of numerous milestones, including the completion of our initial public offering.  We wish them great continued success in their future endeavors.”

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from the Phase 3 clinical trial of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug indicated for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical-stage product is Fampridine-SR, which is in a Phase 3 clinical trial for MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.